Exhibit 99.1

          Pope & Talbot Announces Third Quarter 2004 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 27, 2004--Pope & Talbot, Inc. (NYSE:POP) today reported net income of $7.8 million, or $0.48 per diluted share, for the three months ended September 30, 2004, an improvement of $12.5 million, or $0.78 per share, when compared with a net loss of $4.7 million, or $0.30 per share, reported for the same period in 2003. Revenues were $199.1 million for the quarter compared to $169.0 million for the third quarter of 2003, and earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $26.4 million compared with $7.5 million one year ago.
    For the nine months ended September 30, 2004, the Company earned $0.86 per diluted share, or $13.7 million, an improvement of $32.8 million when compared with a loss of $19.1 million during the first nine months of 2003. Year-over-year, EBITDA increased $49.1 million to $64.3 million from $15.2 million.
    The year-over-year improvement continued to be driven by significant market price increases for the Company's pulp and lumber products. When compared to 2003 financial results, the quarter and year-to-date were negatively impacted by the continued weakness of the U.S. dollar as well as the ongoing lumber trade dispute. The combined
27.22 percent import duty deposit rate on Canadian softwood lumber continued to partially offset the benefits of higher lumber prices, and increased cost of sales by $4.2 million for the quarter and $10.5 million year-to-date as compared to the prior year periods. The weaker U.S. dollar increased cost of sales by approximately $5.5 million for the third quarter and $23.8 million for the year-to-date as compared to the prior year periods.
    Michael Flannery, Chairman and Chief Executive Officer stated, "During the third quarter we continued to experience a substantial improvement in year-over-year financial performance. While the market for pulp softened during the quarter, robust markets for lumber increased wood products third quarter revenues by approximately $26 million, contributing significantly to the Company's continued profitability in the third quarter."

    Pulp

    Pope & Talbot's third quarter 2004 pulp sales volume decreased 14 percent to 185,200 metric tons, with pulp sales revenues increasing four percent to $104.6 million, as compared with the third quarter 2003. The average price realized per metric ton sold during the quarter increased 21 percent to $562 from $465 in the third quarter 2003. Third quarter pricing represented a two percent decrease from the second quarter 2004 average price realization of $576 per metric ton.
    In the third quarter of 2004, pulp cost of goods sold decreased $2.3 million, or two percent, compared with a pulp revenue increase of $3.8 million over the third quarter of 2003. The decrease in cost of goods sold was the result of lower sales volumes, offset by foreign exchange driven costs increases of approximately $3.5 million, as well as higher fiber and energy costs.
    The Mackenzie pulp mill took its annual scheduled maintenance closure this quarter which reduced production by approximately 7,700 metric tons.
    For the year through September 30, pulp sales revenue increased $46.6 million to $323.3 million. Pulp sales volume decreased two percent compared to the same period in 2003, with the 17 percent revenue increase attributable entirely to higher pulp prices. Average price realizations for the Company's pulp division increased $86, or 19 percent, from $463 per metric ton in the first nine months of 2003 to $549 per metric ton in 2004.

    Wood Products

    Pope & Talbot's third quarter 2004 lumber sales volume increased three percent to 174.4 million board feet, with wood products sales revenues increasing 39 percent to $94.6 million, as compared with the third quarter of 2003. The average price realized per thousand board feet sold during the quarter increased 32 percent to $483 from $367 in the third quarter of 2003. Third quarter pricing also represents a five percent improvement relative to second quarter 2004 average price realization of $460 per thousand board feet.
    In the third quarter of 2004, wood products cost of goods sold increased $13.3 million, or 21 percent, compared to a revenue increase of $26.3 million over the third quarter of 2003. Contributing to the cost increases were a three percent increase in sales volume, lumber duty increases of $4.2 million, or seven percent, resulting primarily from lumber price increases, and foreign currency exchange driven cost increases of $2.0 million, or three percent, compared with the third quarter of 2003.
    For the year through September 30, 2004, wood products sales revenue increased $65.7 million to $246.7 million. Sales volume increased one per cent compared with the same period in 2003, with the 36 percent revenue increase primarily attributable to the 35 percent increase in average price realizations for the Company's lumber products. Average price realizations increased $117 per thousand board feet, from $334 to $451.

Selected Statistics

                               Three months ended  Nine months ended
                                 September 30,       September 30,
                                 2004     2003      2004      2003
                               --------------------------------------

Sales Volumes:
Pulp (metric tons)              185,200  216,600   587,800  597,900
Lumber (thousand board feet)    174,400  168,600   485,500  481,500

Production Volumes:
Pulp (metric tons)              203,600  199,700   598,700  587,000
Lumber (thousand board feet)    169,000  145,000   503,900  468,500

Average Price Realizations: (A)
Pulp (metric tons)                $ 562    $ 465     $ 549    $ 463
Lumber (thousand board feet)      $ 483    $ 367     $ 451    $ 334


Notes:

(A) Gross invoice price less trade discounts.

    In the third quarter of 2004, Pope & Talbot's capital expenditures were $7.8 million and depreciation was $9.8 million. At the end of the quarter, total debt was $226.0 million, a decrease of $19.4 million from the end of the second quarter, and shareholders' equity was $167.9 million, an increase of $22.5 million from the second quarter. On September 30, 2004, the ratio of long-term debt to total capitalization was 57 percent, down from 62 percent at the end of second quarter 2004 and 63 percent at December 31, 2003.
    Pope & Talbot will pay a dividend of $.08 per share on November 23, 2004, to common stockholders of record on November 9, 2004.
    Pope & Talbot, Inc. will be holding a conference call on Wednesday, October 27, 2004, at 8:00 a.m. PDT (11:00 a.m. EDT.) The call-in number is 416-695-5259. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
                (Thousands except per share, unaudited)

                                   CONSOLIDATED STATEMENTS OF INCOME
                                Three months ended  Nine months ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                                --------  --------  --------  --------

Sales                          $199,144  $169,043  $570,023  $457,714
Costs and expenses:
  Pulp cost of sales             97,877   100,212   298,964   271,772
  Wood Products cost of sales    76,889    63,564   210,059   180,306
  Selling, general and
   administrative                 7,803     7,018    25,276    18,560
                                --------  --------  --------  --------
Operating income (loss)          16,575    (1,751)   35,724   (12,924)
Interest expense, net             4,985     5,350    15,385    16,053
                                --------  --------  --------  --------

Income (loss) before income
 taxes                           11,590    (7,101)   20,339   (28,977)
Income tax provision (benefit)    3,815    (2,414)    6,633    (9,852)
                                --------  --------  --------  --------
Net income (loss)              $  7,775  $ (4,687) $ 13,706  $(19,125)
                                ========  ========  ========  ========

Net income (loss) per common
 share - basic                 $    .49  $   (.30) $    .87  $  (1.22)
                                ========  ========  ========  ========
Net income (loss) per common
 share - diluted               $    .48  $   (.30) $    .86  $  (1.22)
                                ========  ========  ========  ========

Average shares outstanding -
 basic                           16,021    15,623    15,805    15,621
Average shares outstanding -
 diluted                         16,263    15,623    16,026    15,621

Return on equity                   19.9%   (12.7)%     11.6%   (17.6)%
                                ========  ========  ========  ========


                                           CONSOLIDATED BALANCE SHEETS
                                                  September 30,
                                                  2004      2003
                                                --------  --------
Assets:
  Cash and short-term investments              $ 15,794  $ 12,928
  Other current assets                          198,496   174,708
  Properties, net                               327,315   327,910
  Deferred income tax assets, net                 8,789    17,271
  Other assets                                   19,521    17,741
                                                --------  --------
    Total                                      $569,915  $550,558
                                                ========  ========
Liabilities and stockholders' equity:
  Current portion of long-term debt            $  5,601  $  5,375
  Other current liabilities                     115,897    84,230
  Long-term debt, excluding current portion     220,402   260,773
  Other long-term liabilities                    60,106    54,618
                                                --------  --------
    Total liabilities                           402,006   404,996
  Stockholders' equity                          167,909   145,562
                                                --------  --------
    Total                                      $569,915  $550,558
                                                ========  ========

Long-term debt to total capitalization               57%       64%


                                         SEGMENT INFORMATION
                                Three months ended   Nine months ended
                                   September 30,       September 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Revenues:
  Pulp                         $104,583  $100,817  $323,322  $276,760
  Wood Products
    Lumber                       84,192    61,901   218,931   160,714
    Chips, logs and other        10,369     6,325    27,770    20,240
                                --------  --------  --------  --------
        Total wood products      94,561    68,226   246,701   180,954
                                --------  --------  --------  --------
                                199,144   169,043   570,023   457,714
                                --------  --------  --------  --------
EBITDA:
  Pulp                         $ 11,531  $  4,964  $ 35,691  $ 17,281
  Wood Products                  18,012     5,253    37,637     3,088
  General Corporate              (3,182)   (2,767)   (8,981)   (5,135)
                                --------  --------  --------  --------
                                 26,361     7,450    64,347    15,234
                                --------  --------  --------  --------
Depreciation and amortization:
  Pulp                         $  7,621  $  7,109  $ 22,114  $ 21,304
  Wood Products                   1,762     1,685     5,282     5,834
  General Corporate                 403       407     1,227     1,020
                                --------  --------  --------  --------
                                  9,786     9,201    28,623    28,158
                                --------  --------  --------  --------
Operating income (loss):
  Pulp                         $  3,910  $ (2,145) $ 13,577  $ (4,023)
  Wood Products                  16,250     3,568    32,355    (2,746)
  General Corporate              (3,585)   (3,174)  (10,208)   (6,155)
                                --------  --------  --------  --------

  Operating income (loss)      $ 16,575  $ (1,751) $ 35,724  $(12,924)
                                ========  ========  ========  ========

Selected Statistics:
  Lumber import duties         $ 13,000  $  8,800  $ 32,600  $ 22,100
  Capital expenditures         $  7,788  $  6,108  $ 18,122  $ 13,656


(A) EBITDA equals net income (loss) before income taxes and interest expense, net, plus depreciation and amortization, and is reconcilable to net income (loss) using the numbers for depreciation and amortization, income tax benefit and interest expense, net in the above tables.

    CONTACT: Pope & Talbot, Inc., Portland
             Richard K. Atkinson, 503-228-9161